Exhibit 4.1

Execution Copy

CN$116,820,000

CREDIT AGREEMENT

Dated as of December 2, 2005

among

GEORGIA-PACIFIC CANADA, CONSUMER PRODUCTS, INC.,

as the Borrower,

CITIBANK, N.A., CANADIAN BRANCH,

as Administrative Agent,

and

THE LENDERS PARTY HERETO

BANC OF AMERICA SECURITIES LLC,

BNP PARIBAS,

and

CITIGROUP GLOBAL MARKETS INC.,

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS (CONTINUED)

ii

SCHEDULES

2.01	Commitments and Applicable Percentages
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of
A	Loan Notice
B	Note
C	Assignment and Assumption
D-1	Borrower Legal Opinion
D-2	Guarantor Legal Opinion
E	Guaranty

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is dated and entered into as of December 2, 2005 among GEORGIA-PACIFIC CANADA, CONSUMER PRODUCTS, INC., a corporation organized under the laws of Canada (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and CITIBANK INTERNATIONAL PLC, as administrative agent (in such capacity, (the “Administrative Agent”).

The Borrower has requested that the Lenders provide a revolving multicurrency credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptance Fee” means the fee payable in Canadian Dollars to each Lender with respect to the acceptance by such Lender of Bankers’ Acceptances computed in accordance with Section 2.12(d).

“Acceptance Note” has the meaning set forth in Section 2.12(f)(ii).

“Acceptance Note Lender” has the meaning set forth in Section 2.12(f)(i).

“Administrative Agent” means Citibank, N.A., Canadian Branch in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the specified Person.

“Aggregate Revolving Credit Commitments” means the Revolving Credit Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

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“Applicable BA Discount Rate” means (a) with respect to any Lender that is a Schedule I Bank, as applicable to a Bankers’ Acceptance being purchased by such Schedule I Bank on any day, the CDOR Rate for bankers’ acceptances having a term and face amount comparable to the term and face amount of such Bankers’ Acceptance and (b) with respect to any Lender other than a Schedule I Bank, as applicable to a Bankers’ Acceptance being purchased by such Lender on any day, the lesser of (i) the average (as determined by the Administrative Agent) of the respective percentage discount rates (expressed to two decimal places and rounded upward, if necessary, to the nearest 1/100th of 1%) quoted to the Administrative Agent by each Schedule II/III Reference Bank as the percentage discount rate at which such Schedule II/III Reference Bank would, in accordance with its normal practice, at or about 10:00 A.M. on such day, be prepared to purchase Bankers’ Acceptances accepted by such Schedule II/III Reference Bank having a term and a face amount comparable to the term and face amount of such Bankers’ Acceptance and (ii) the rate that is 0.10% per annum in excess of the rate determined pursuant to clause (a) of this definition in connection with the relevant issuance of Bankers’ Acceptances.

“Applicable Percentage” means the Applicable Revolving Credit Percentage or the Applicable Swing Line Percentage, as the context may require.

“Applicable Rate” means, from time to time, the following percentage per annum, based upon the Pricing Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 9(b) of the Guaranty:

Pricing Level	Pricing Leverage Ratio	Applicable Rate for Revolving Credit Loans	Applicable Rate for Swing Line Loans
Pricing Level 1	Less than or equal to 2.00:1.0	0.325%	0.325%
Pricing Level 2	Less than or equal to 2.75:1.0 but greater than 2.00:1.0	0.425%	0.425%
Pricing Level 3	Less than or equal to 3.50:1.0 but greater than 2.75:1.0	0.625%	0.625%
Pricing Level 4	Greater than 3.50:1.0	0.775%	0.775%

Any increase or decrease in the Applicable Rate resulting from a change in the Pricing Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 9(b) of the Guaranty; provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then the Pricing Level that is one level lower than the Pricing Level currently in effect (i.e., if Pricing Level 2 is currently in effect, then the Pricing Level that is one level lower than such Pricing Level 2 shall be Pricing Level 3) shall apply (the “Applied Applicable Rate Pricing Level”) as of the first Business Day after the date on which such Compliance Certificate was

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required to have been delivered; provided, further, however, if such Compliance Certificate is subsequently delivered for the applicable fiscal quarter and such Compliance Certificate shows either (A) a decrease in the Applicable Rate resulting from a change in the Pricing Leverage Ratio, which thereby results in a Pricing Level higher than the current Applied Applicable Rate Pricing Level (i.e., if such Applied Applicable Rate Pricing Level is Pricing Level 3, a higher Pricing Level would be Pricing Level 1 or 2, as the case may be) or (B) an increase in the Applicable Rate resulting from a change in the Pricing Leverage Ratio, which thereby results in a Pricing Level lower than the current Applied Applicable Rate Pricing Level (i.e., if such Applied Applicable Rate Pricing Level is Pricing Level 2, then a lower Pricing Level would be Pricing Level 3 or 4, as the case may be), then the Applicable Rate corresponding to the Pricing Level indicated by such Compliance Certificate shall become effective and apply as of the first Business Day after the delivery of such Compliance Certificate. The Applicable Rate in effect from the Closing Date through the day immediately preceding the Business Day on which the Applicable Rate is to become effective with respect to the Compliance Certificate that is required to be delivered pursuant to Section 9(b) of the Guaranty for the Parent Guarantor’s fiscal quarter ending December 31, 2005 shall be determined based upon Pricing Level 3.

“Applicable Revolving Credit Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment at such time. If the commitment of each Lender to make Revolving Credit Loans has been terminated pursuant to Section 8.02 or, if the Aggregate Revolving Credit Commitments have expired, then the Applicable Revolving Credit Percentage of each Lender shall be determined based on the Applicable Revolving Credit Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Revolving Credit Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Swing Line Percentage” means, with respect to all payments, computations and other matters relating to the Swing Line Commitment or the Swing Line Loans of the Swing Line Lender, 100%.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, (a) Banc of America Securities LLC and its successors, (b) BNP Paribas and its successors, and (c) Citibank, N.A., Canadian Branch and its successors; each of the foregoing in its capacity as joint lead arranger and joint bookrunner; and individually, an “Arranger”.

“Asbestos Amounts” means, for any period, with respect to all asbestos-related liabilities and/or related defense costs of the Parent Guarantor and/or any of its Subsidiaries, an amount equal to the aggregate cash payments made by the Parent Guarantor or any of its Subsidiaries for such period relating to or to satisfy such liabilities and/or related defense costs, less any insurance or other proceeds received in cash by the Parent Guarantor or any of its Subsidiaries

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from any Person or entity other than the Parent Guarantor or any of its Affiliates for such period as reimbursement or indemnification with respect to such liabilities and/or costs.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b), which consent is qualified in the definition of “Eligible Assignee” and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent Guarantor and its Subsidiaries for the fiscal year ended January 1, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent Guarantor and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Final Maturity Date, (b) the date of termination of the Aggregate Revolving Credit Commitments pursuant to Section 2.04, and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 8.02.

“BA Discount Proceeds” means proceeds in respect of any Bankers’ Acceptance to be purchased by a Lender on any day under Section 2.12 in an amount (rounded to the nearest whole Canadian cent, and with one-half of one Canadian cent being rounded up) calculated on such day by dividing:

(a) the face amount of such Bankers’ Acceptance; by

(b) the sum of one plus the product of:

(i) the Applicable BA Discount Rate (expressed as a decimal) applicable to such Bankers’ Acceptance; and

(ii) a fraction, the numerator of which is the number of days in the term of such Bankers’ Acceptance commencing on the date of acceptance of the Bankers’ Acceptance and ending on, but excluding, the BA Maturity Date, and the denominator of which is 365;

with such product being rounded up or down to the fifth decimal place and .000005 being rounded up.

“BA Maturity Date” means, with respect to any Bankers’ Acceptance, the date that is, in the case of a Bankers’ Acceptance that is issued on or prior to January 31, 2006, any whole number of days between 7 and 29, inclusive, and in all cases, 30, 60, 90, 180, 270 or 360 days as the Borrower may elect in the applicable Loan Notice or Notice of Rollover/Conversion, after the date of issuance of such Bankers’ Acceptance specified in such Loan Notice or Notice of Rollover/Conversion; provided that:

(a) any BA Maturity Date that would otherwise fall on a day which is not a Business Day shall be extended to the next succeeding Business Day, and

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(b) no BA Maturity Date may fall after the Final Maturity Date.

“Bankers’ Acceptance” or “BA” means a bill of exchange denominated in Canadian Dollars drawn by the Borrower and accepted by a Lender pursuant to Section 2.12, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada); provided that, unless the context otherwise requires, each Acceptance Note shall be deemed to be a Bankers’ Acceptance.

“Bank of America” means Bank of America, N.A., Canadian Branch and its successors.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“Base Rate” means, at any particular time, the greater of (a) the annual rate of interest, designated as the “Base Rate”, which Citibank, N.A., Canadian Branch establishes at its principal office in Toronto as the reference rate of interest in order to determine interest rates it will charge at such time for loans in US Dollars made to its customers in Canada, such rate to be adjusted automatically and without the necessity of any notice to the Borrower upon each change to such rate and (b) the Federal Funds Rate at such time plus 1/2 of 1% per annum.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in US Dollars.

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“Board of Directors” means: (a) with respect to a corporation, the board of directors of the corporation or any committee thereof; (b) with respect to a partnership, the board of directors of the general partner of the partnership; and (c) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Guarantor” means Fort James Corp., Fort James Operating and each other Subsidiary of the Parent Guarantor that is a party to the Guaranty (either by execution and delivery of the Guaranty or by execution and delivery of an Accession Agreement) (as defined in the Guaranty) and its successors and permitted assigns.

“Borrowing” means Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City or Toronto and if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings in US Dollars to be carried out pursuant to this Agreement in respect

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of any such Eurodollar Rate Loan, means any such day on which dealings in deposits in US Dollars are conducted by and between banks in the London interbank eurodollar market.

“Canadian Dollar Equivalent” means, at any time, with respect to any amount denominated in US Dollars, the equivalent amount thereof in Canadian Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Canadian Dollars with US Dollars.

“Canadian Dollar Loan” means each Loan which is denominated in Canadian Dollars.

“Canadian Dollars” and “CN$” mean the lawful currency of Canada.

“Canadian Prime Rate” means, for any day, a rate per annum equal to the higher of (a) the rate of interest per annum established by Citibank, N.A., Canadian Branch as the reference rate of interest then in effect for determining interest rates on commercial loans denominated in Canadian Dollars made by it in Canada and (b) the sum of  1/2 of 1% plus the one-month CDOR Rate for such day.

“Canadian Prime Rate Loan” means a Canadian Dollar Loan which bears interest calculated by reference to the Canadian Prime Rate pursuant to the applicable Loan Notice or Notice of Rollover/Conversion or the provisions of Section 2.12(h).

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada).

“CDOR Rate” means on any date, with respect to a particular term as specified herein, the per annum rate of interest which is the rate based on an average rate applicable to Canadian Dollar bankers’ acceptances for the applicable term appearing on the Reuters Screen CDOR Page as of 10:00 A.M. on such date, or if such date is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 A.M. to reflect any error in any posted rate or in the posted average annual rate); provided, however, if such rate does not appear on the Reuters Screen CDOR Page as contemplated, then the CDOR Rate on any date shall be calculated as the arithmetic mean of the rates for the applicable term applicable to Canadian Dollar bankers’ acceptances quoted by the Schedule I Reference Banks as of 10:00 A.M. on such date, or if such date is not a Business Day, then on the immediately preceding Business Day.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Citibank” means Citibank, N.A., Canadian Branch and its successors.

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“Closing Date” means December 2, 2005.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means a Revolving Credit Commitment or a Swing Line Commitment.

“Commitment Fee Rate” means, from time to time, the following percentage per annum, based upon the Pricing Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 9(b) of the Guaranty:

Pricing Level	Pricing Leverage Ratio	Commitment Fee Rate
Pricing Level 1	Less than or equal to 2.00:1.0	0.11375%
Pricing Level 2	Less than or equal to 2.75:1.0 but greater than 2.00:1.0	0.14875%
Pricing Level 3	Less than or equal to 3.50:1.0 but greater than 2.75:1.0	0.21875%
Pricing Level 4	Greater than 3.50:1.0	0.27125%

Any increase or decrease in the Commitment Fee Rate resulting from a change in the Pricing Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 9(b) of the Guaranty; provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then the Pricing Level that is one level lower than the Pricing Level currently in effect (i.e., if Pricing Level 2 is currently in effect, then the Pricing Level that is one level lower than such Pricing Level 2 shall be Pricing Level 3) shall apply (the “Applied Commitment Fee Rate Pricing Level”) as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered; provided, further, however, if such Compliance Certificate is subsequently delivered for the applicable fiscal quarter and such Compliance Certificate shows either (A) a decrease in the Commitment Fee Rate resulting from a change in the Pricing Leverage Ratio, which thereby results in a Pricing Level higher than the current Applied Commitment Fee Rate Pricing Level (i.e., if such Applied Commitment Fee Rate Pricing Level is Pricing Level 3, a higher Pricing Level would be Pricing Level 1 or 2, as the case may be) or (B) an increase in the Commitment Fee Rate resulting from a change in the Pricing Leverage Ratio, which thereby results in a Pricing Level lower than the current Applied Commitment Fee Rate Pricing Level (i.e., if such Applied Commitment Fee Rate Pricing Level is Pricing Level 2, then a lower Pricing Level would Pricing Level 3 or 4, as the case may be), then the Commitment Fee Rate corresponding to the Pricing Level indicated by such Compliance Certificate shall become effective and apply as of the first Business Day after the delivery of such Compliance Certificate. The Commitment Fee Rate in effect from the Closing Date through the day immediately preceding the Business Day on which the Commitment Fee Rate is

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to become effective with respect to the Compliance Certificate that is required to be delivered pursuant to Section 9(b) of the Guaranty for the Parent Guarantor’s fiscal quarter ending December 31, 2005 shall be determined based upon Pricing Level 3.

“Compliance Certificate” has the meaning specified in the Guaranty.

“Consolidated Adjusted Net Income” means, for any period, for the Parent Guarantor and its Subsidiaries on a consolidated basis, an amount equal to (a) the Consolidated Net Income (or loss) for such period, plus (b) without duplication of clause (a) above, other losses (or income) (whether combined or separated in the relevant financial statement) and extraordinary items (determined in accordance with GAAP) for such period, plus or minus (as determined in accordance with the last sentence in this definition) (c) the amount of the cumulative effect of accounting changes of the Parent Guarantor for such period, net of taxes, in each case as such amounts would be shown on the consolidated financial statements of the Parent Guarantor for such period prepared in accordance with GAAP. For purposes of calculating Consolidated Adjusted Net Income, if the cumulative effect of accounting changes is a positive number, then such amount shall be subtracted in the calculation thereof, and if such amount is a negative number, then the absolute value of such amount will be added in the calculation thereof.

“Consolidated EBITDA” means, for any period, for the Parent Guarantor and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Adjusted Net Income for such period plus (a) the sum of the following to the extent deducted in calculating such Consolidated Adjusted Net Income: (i) Consolidated Interest Charges for such period, (ii) all income taxes for such period, and (iii) all amounts treated as expenses for depreciation, amortization and accretion; in each case with respect to clauses (i), (ii) and (iii) above as such amounts would be shown on the consolidated financial statements of the Parent Guarantor for such period prepared in accordance with GAAP, plus or minus (as determined in accordance with the last sentence in this definition of “Consolidated EBITDA”) (b) any Asbestos Amounts for such period. For purposes of calculating “Consolidated EBITDA”, if the Asbestos Amounts is a positive number, then such amount shall be subtracted in the calculation thereof, and if the Asbestos Amounts is a negative number, then the absolute value of such amount shall be added in the calculation thereof.

“Consolidated Funded Debt” means, as of any date of determination, for the Parent Guarantor and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) the aggregate amount of all secured borrowings and short-term indebtedness, (b) the aggregate amount of all current portions of long-term indebtedness, and (c) the aggregate amount of all long-term indebtedness, in each case as such amounts would be shown on the consolidated financial statements of the Parent Guarantor as of such time prepared in accordance with GAAP.

“Consolidated Interest Charges” means, for any period, for the Parent Guarantor and its Subsidiaries on a consolidated basis, all amounts treated as expenses for interest, net of any interest income, as such amounts would be shown on the consolidated financial statements of the Parent Guarantor for such period prepared in accordance with GAAP.

“Consolidated Net Income” means, for any period, for the Parent Guarantor and its Subsidiaries on a consolidated basis, the net income of the Parent Guarantor and its Subsidiaries

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for such period as such amount would be shown on the consolidated financial statements of the Parent Guarantor for such period prepared in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument, contract, indenture, mortgage, deed of trust or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the BIA, the CCAA, the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or a Guarantor Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default or a Guarantor Event of Default.

“Default Rate” means an interest rate equal to (a) with respect to an amount denominated in US Dollars (i) the Base Rate plus (ii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Eurodollar Rate Loan plus 2% per annum and (b) with respect to an amount denominated in Canadian Dollars (i) the Canadian Prime Rate plus (ii) 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Dispose” or “Disposition” means either (a) contribute, convey, transfer, lease, sell or otherwise dispose of any property or asset; or (b) make any dividend payment or distribution payable in any assets.

“Eligible Assignee” means, subject to Section 10.18, (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries. The Borrower’s withheld approval of an assignment will not be unreasonable if such assignment would trigger additional amounts or other increased costs to the Borrower.

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“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Loan comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Moneyline Telerate Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in US Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in US Dollars is offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurodollar Rate Loan comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period. If the Moneyline Telerate Markets Page 3750 (or any successor page) is unavailable, the Eurodollar Rate for any Interest Period for each Eurodollar Rate Loan comprising part of the same Borrowing shall be determined by the Administrative Agent on the basis of applicable rates furnished to and received by the Administrative Agent from the Reference Banks two Business Days before the first day of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate. Eurodollar Rate Loans shall be denominated in US Dollars.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) taxes imposed on or measured by its overall net income or capital (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits tax or any similar tax imposed by any other jurisdiction

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in which the Borrower is located and (c) except as provided below, in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).

“Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the termination of the Aggregate Revolving Credit Commitments, such Lender’s Commitment, and (b) after the termination of the Aggregate Revolving Credit Commitments, the aggregate Outstanding Amount of the Loans of such Lender.

“Facility Pro Rata Share” means:

(a) with respect to all payments, computations and other matters relating to the Revolving Credit Commitment or the Revolving Credit Loans of any Lender, the Applicable Revolving Credit Percentage;

(b) with respect to all payments, computations and other matters relating to the Swing Line Commitment or the Swing Line Loans of the Swing Line Lender, the Applicable Swing Line Percentage; and

(c) with respect to all other matters as to a particular Lender (including the obligations arising under Section 10.04(c), the percentage (carried out to the ninth decimal place) obtained by dividing (x) the Exposure of such Lender by (y) the Exposure of all Lenders.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York for such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Citibank on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means each letter agreement, dated on or about October 14, 2005, between the Borrower and each of the Syndication Agents, each of the Arrangers and the Administrative Agent (collectively, the “Fee Letters”).

“Final Maturity Date” means December 2, 2010.

“Financial Terms Items” has the meaning specified in Section 1.03(c).

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“Foreign Lender” means a Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Fort James Corp.” means Fort James Corporation, a Virginia corporation.

“Fort James Operating” means Fort James Operating Company, a Virginia corporation.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States, Canada or any other nation, or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantor Event of Default” has the meaning set forth in Section 12 of the Guaranty.

“Guarantors” means the Parent Guarantor and the Borrower Guarantors.

“Guaranty” has the meaning specified in Section 4.01(a)(viii).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, with respect to any specified Person at any particular time, any indebtedness of such Person, whether or not contingent and without duplication:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures, loan agreements or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

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(c) in respect of bankers’ acceptances;

(d) representing Capital Lease Obligations;

(e) representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or similar obligations to trade creditors;

(f) representing any Swap Obligations; or

(g) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or creditor under such agreement in the event of default are limited to repossession or sale of such property), if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset or property of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

Notwithstanding the foregoing, “Indebtedness” shall not include (i) advance payments by customers in the ordinary course of business for services or products to be provided or delivered in the future or (ii) deferred taxes.

The amount of any Indebtedness representing Swap Obligations under a Swap Contract as of any date shall be the aggregate Swap Termination Value of such Swap Contract, if and to the extent such Swap Obligations would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in either case undertaken under Debtor Relief Laws.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Final Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan or Canadian Prime Rate Loan, the last Business Day of each

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March, June, September and December and the Final Maturity Date, and (c) as to any Swing Line Loan, the last day of each Interest Period.

“Interest Period” means (a) as to each Swing Line Loan comprising part of the same Swing Line Borrowing, one period commencing on the date of such Swing Line Loan and ending on a Business Day with a duration not to exceed five Business Days and (b) as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six, and subject to clause (iv) of this definition, nine or twelve months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of Revolving Credit Loans, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period of one month or longer that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii) no Interest Period shall extend beyond the Final Maturity Date; and

(iv) in the case of any such Revolving Credit Borrowing, the Borrower shall not be entitled to select an Interest Period having duration of nine or twelve months unless, by 1:00 P.M. on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Administrative Agent that such Lender will be providing funding for such Revolving Credit Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Revolving Credit Borrowing shall be one, two, three or six months, as specified by the Borrower in the applicable Facility Loan Notice as the desired alternative to an Interest Period of nine or twelve months.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

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“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to sell or give a security interest in such asset, provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan” means an extension of credit by a Lender to the Borrower under Article II and shall, unless the context otherwise requires, be deemed to include Bankers’ Acceptances and Acceptance Notes. Loans in the form of Revolving Credit Loans may be denominated in Canadian Dollars (as Canadian Prime Rate Loans, Bankers’ Acceptances or Acceptance Notes) or in US Dollars (as Base Rate Loans or Eurodollar Rate Loans). Loans in the form of Swing Line Loans may be denominated in Canadian Dollars or US Dollars.

“Loan Documents” means this Agreement, each Note, the Guaranty and the Fee Letters.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, (c) a continuation of Eurodollar Rate Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower, the Parent Guarantor and each Borrower Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets and liabilities (actual or contingent), results of operations, or financial condition of the Borrower, Parent Guarantor and its Subsidiaries, taken as a whole; or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Measurement Period” means a period consisting of four consecutive fiscal quarters of the Parent Guarantor and ending on the last day of the most recently completed fiscal quarter of the Parent Guarantor.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender to the Borrower, substantially in the form of Exhibit B.

“Notice of Rollover/Conversion” has the meaning specified in Section 2.12(b).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect

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to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means, with respect to any Loans on any date, the amount, (if such Loans are denominated in Canadian Dollars) or the Canadian Dollar Equivalent amount (if such Loans are denominated in US Dollars) of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in US Dollars, the Federal Funds Rate, and (b) with respect to any amount denominated in Canadian Dollars, the rate of interest per annum determined by the Administrative Agent to be its cost of funds (which determination shall be conclusive absent manifest error).

“Parent Guarantor” means Georgia-Pacific Corporation, a Georgia corporation.

“Participant” has the meaning specified in Section 10.06(d).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pricing Leverage Ratio” means, as measured as of the end of each fiscal quarter of the Parent Guarantor, the ratio of (a) Consolidated Funded Debt at the last day of such fiscal quarter to (a) Consolidated EBITDA for the Measurement Period ending on the last day of such fiscal quarter.

“Principal Amount” means (i) in respect of any Indebtedness other than Swap Obligations, the outstanding principal amount thereof and (ii) in respect of Indebtedness representing Swap Obligations, the Swap Termination Value thereof.

“Reference Banks” means Citibank, Bank of America and BNP Paribas.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

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“Required Lenders” means, as of any date of determination, Lenders having or holding in the aggregate more than 50% of the aggregate Exposure of all such Lenders; provided, however, that the Revolving Credit Commitment of, and the portion of the Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Request for Loan” means with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice.

“Responsible Officer” means, with respect to any Person, the chief executive officer, the president, any vice-chairman or any of the vice presidents or the treasurer of such Person or, with respect to financial matters, the chief financial officer and the executive vice president-finance or the vice president and treasurer of such Person or, for purposes of giving a Request for Loan pursuant to Section 2.02, an assistant treasurer of such Person. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Reuters Screen CDOR Page” means the display designated as page CDOR on the Reuters Monitor Money Rates Service or other page as may, from time to time, replace that page on that service for the purpose of displaying bid quotations for bankers’ acceptances accepted by leading Canadian banks.

“Revaluation Date” means each of the following: (a) each date of a Borrowing of a Eurodollar Rate Loan denominated in US Dollars, (b) each date of a continuation of a Eurodollar Rate Loan denominated in US Dollars pursuant to Section 2.02, and (c) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.

“Revolving Credit Facility” means, as any time, the Aggregate Revolving Credit Commitments.

“Revolving Credit Loan” has the meaning specified in Section 2.01(a).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans (including by way of acceptance and purchase of Bankers’ Acceptances) of the same Type, in the same currency and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01 or in the case of Bankers’ Acceptances, having the same BA Maturity Date.

“Revolving Credit Commitment” means, as to each Lender, its obligation to make Revolving Credit Loans to the Borrower pursuant to Section 2.01(a), in an aggregate principal amount at any one time outstanding not to exceed the Canadian Dollar amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

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“Same Day Funds” means (a) with respect to disbursements and payments in US Dollars, immediately available funds, and (b) with respect to disbursements and payments in Canadian Dollars, immediately available cleared funds.

“Schedule I Bank” means any bank named on Schedule I to the Bank Act (Canada).

“Schedule I Reference Bank” means, where there are two or fewer Lenders which are Canadian chartered banks that are Schedule I Banks, all such Lenders, and where there are more than two such Lenders, two of such Lenders chosen by the Administrative Agent and identified as such by notice from the Administrative Agent to the Borrower and the Lenders.

“Schedule II Bank” means any Lender named on Schedule II to the Bank Act (Canada).

“Schedule II/III Reference Banks” means Citibank, N.A., Canadian Branch, BNP Paribas and Bank of America, N.A., Canadian Branch; provided if any of such banks ceases to be a Lender, such bank shall also cease to be a Schedule II/III Reference Bank, and a successor Schedule II/III Reference Bank shall be chosen by the Administrative Agent from the Lenders which are Schedule II Banks or Schedule III Banks and identified as such by notice from the Administrative Agent to the Borrower and the Lenders.

“Schedule III Bank” means any “authorized foreign bank” named on Schedule III to the Bank Act (Canada).

“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 A.M. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Administrative Agent does not have as of the date of determination a spot buying rate for any such currency.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, commodity swaps, commodity options, equity or equity index swaps or options, bond or bond price or bond index swaps or options, interest rate options, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, or spot contracts (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any

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master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means all obligations and liabilities (whether absolute or contingent) of the Parent Guarantor or any of its Subsidiaries under or pursuant to any Swap Contract.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Loan made by the Swing Line Lender pursuant to Section 2.01(b).

“Swing Line Commitment” means, as to the Swing Line Lender, its obligation to make Swing Line Loans to the Borrower pursuant to Section 2.01(b), in an aggregate principal amount at any one time outstanding not to exceed the Canadian Dollar amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “Swing Line Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Swing Line Facility” means, at any time, the lower of (a) the Swing Line Commitment and (b) the Canadian Dollar Equivalent of US$25,000,000.

“Swing Line Lender” means The Bank of Nova Scotia, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.01(b).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means US$100,000,000.

“Total Amounts Outstanding” means the aggregate Outstanding Amount of all Loans.

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“Type” means (i) with respect to a US Dollar Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan and (ii) with respect to a Canadian Dollar Loan, its character as a Canadian Prime Rate Loan or a Bankers’ Acceptance.

“United States” and “U.S.” mean the United States of America.

“US Dollar Equivalent” means, at any time, with respect to any amount denominated in any currency (other than US Dollars), the equivalent amount thereof in US Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of US Dollars with such currency.

“US Dollar Loan” means a Loan that is made in US Dollars in accordance with the applicable Loan Notice.

“US Dollars” and the sign “US$” mean lawful money of the United States of America.

“Utilization Fee Rate” means 0.075% per annum.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns permitted pursuant to this Agreement, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent Guarantor or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Parent Guarantor shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders and the Parent Guarantor); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent Guarantor shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Changes in Certain Financial Defined Terms. The defined terms, “Consolidated Adjusted Net Income”, “Consolidated EBITDA”, “Consolidated Funded Debt”, “Consolidated Interest Charges” and “Consolidated Net Worth”, that appear in this Agreement as of the Closing Date were created based on items that appeared or may appear in the Audited Financial Statements, the financial statements (and any notes therein) of the Parent Guarantor in existence prior to such date, and/or the books and records of the Parent Guarantor and its Subsidiaries in existence prior to such date (the “Financial Terms Items”)

1.04 Exchange Rates; Currency Equivalents.

The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Canadian Dollar Equivalent amounts of Loans and Outstanding Amounts denominated in US Dollars. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Canadian Dollars) for purposes of the Loan Documents shall be such Canadian Dollar Equivalent amount as so determined by the Administrative Agent.

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1.05 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to New York, NY time (daylight or standard, as applicable).

ARTICLE II.

THE COMMITMENTS AND LOANS

2.01 Loans.

(a) Revolving Credit Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower in US Dollars or in Canadian Dollars from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Amounts Outstanding shall not exceed the Aggregate Revolving Credit Commitments and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of such Lender shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.03, and reborrow under this Section 2.01(a).

(b) Swing Line Loans. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) to the Borrower in Canadian Dollars or US Dollars from time to time, on any Business Day during the Availability Period, in an aggregate amount for all Swing Line Loans at any time outstanding not to exceed the Swing Line Facility; provided, however, that after giving effect to any Borrowing, the Total Amounts Outstanding shall not exceed the Aggregate Revolving Credit Commitments. Within the limits of the Swing Line Facility, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.03, and reborrow under this Section 2.01(b).

(c) Relationship of the Swing Line Facility with the Revolving Credit Facility. The Revolving Credit Facility may be used by way of Swing Line Loans. The Swing Line Facility is not independent of the Revolving Credit Facility.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) (i) Each Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 1:00 P.M. (A) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, (B) two Business Days prior to the requested date of any Borrowing comprised of Bankers’ Acceptances and (C) on the requested date of any Borrowing of Base Rate Loans, Canadian Prime Rate Loans or Swing Line Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative

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Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.

(ii) Each Borrowing of Eurodollar Rate Loans shall be in a principal amount of US$5,000,000 or a whole multiple of US$1,000,000 in excess thereof. Each Borrowing by way of Bankers’ Acceptances shall be in a principal amount of CN$5,000,000 or a whole multiple of CN$1,000,000 in excess thereof. Each Borrowing of Base Rate Loans shall be in a principal amount of US$5,000,000 or a whole multiple of US$1,000,000 in excess thereof. Each Borrowing of Canadian Prime Rate Loans shall be in a principal amount of CN$5,000,000 or a whole multiple of CN$1,000,000 in excess thereof.

(iii) Each conversion of Base Rate Loans to Eurodollar Rate Loans shall be in a principal amount of US$5,000,000 or a whole multiple of US$1,000,000 in excess thereof. Each conversion of Eurodollar Rate Loans to Base Rate Loans shall be in a principal amount of US$5,000,000 or a whole multiple of US$1,000,000 in excess thereof. Each continuation of Eurodollar Rate Loans shall be in a principal amount of US$5,000,000 or a whole multiple of US$1,000,000 in excess thereof.

(iv) Each conversion of Canadian Prime Rate Loans to Bankers’ Acceptances shall be in a principal amount of CN$5,000,000 or a whole multiple of CN$1,000,000 in excess thereof.

(v) Each Borrowing of Swing Line Loans shall be in a principal amount of (A) CN$1,000,000 or a whole multiple of CN$100,000 in excess thereof or (B) US$1,000,000 or a whole multiple of US$100,000 in excess thereof.

(vi) Each Loan Notice (whether telephonic or written) with respect to Revolving Credit Loans shall specify (A) whether the Borrower is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other or a continuation of Eurodollar Rate Loans, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) if applicable, the Type of Revolving Credit Loans to be borrowed or to which existing Revolving Credit Loans are to be converted, (E) if applicable, the duration of the Interest Period (or BA Maturity Date) with respect thereto, and (F) if applicable, the currency of the Revolving Credit Loans to be borrowed. If the Borrower fails to specify a currency in a Loan Notice requesting a Revolving Credit Borrowing, then the Revolving Credit Loans so requested shall be made in Canadian Dollars. If the Borrower specifies a Borrowing to be denominated in US Dollars but fails to specify a Type of Revolving Credit Loan in a Loan Notice, such Borrowing shall consist of Base Rate Loans. If the Borrower fails to give a timely notice requesting a conversion or continuation of Eurodollar Rate Loans then the applicable Loans shall be converted to Eurodollar Rate Loans having an Interest Period of one month. If the Borrower specifies a Borrowing to be denominated in Canadian Dollars but fails to specify a Type of Revolving Credit Loan in a Loan Notice, such Borrowing shall consist of Canadian Prime Rate Loans. If the Borrower fails to give a timely notice requesting a conversion or continuation of Revolving Credit Loans

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consisting of Bankers Acceptances, Section 2.12(b)(ix) shall apply. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Revolving Credit Loan may be converted into or continued as a Revolving Credit Loan denominated in a different currency, but instead must be prepaid in the original currency of such Revolving Credit Loan and reborrowed in the other currency.

(vii) Each Loan Notice for a Swing Line Borrowing shall specify (A) the requested date of the Borrowing (which shall be a Business Day), (B) the principal amount of the Swing Line Loan to be borrowed, (C) the duration of the Interest Period with respect thereto and (D) if applicable, the currency of the Swing Line Loans to be borrowed. If the Borrower fails to specify a currency in a Loan Notice requesting a Swing Line Borrowing, then the Swing Line Loans so requested shall be made in Canadian Dollars. If the Borrower requests a Swing Line Borrowing in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of five Business Days. No Swing Line Loan may be converted into a Swing Line Loan denominated in a different currency.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount (and currency) of (i) its Applicable Revolving Credit Percentage of the applicable Revolving Credit Loans and (ii) with respect to the Swing Line Lender, the amount of the applicable Swing Line Loan. If no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion or continuation of Loans as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Revolving Credit Loan or Swing Line Loan, as the case may be, available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 10:00 A.M., in the case of any Loan denominated in US Dollars, and not later than 2:00 PM, in the case of any Loan in Canadian Dollars, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Loan, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, that the Administrative Agent shall first make a portion of the proceeds of any Revolving Credit Borrowing equal to the aggregate principal amount of any Swing Line Loans made by the Swing Line Lender in the same currency as the requested Revolving Credit Loan Borrowing and outstanding on the date of such Revolving Credit Loan Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Swing Line Lender for repayment of such Swing Line Loans

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans denominated in US Dollars be

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prepaid, or redenominated into Canadian Dollars in the amount of the Canadian Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Canadian Prime Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Citibank’s rate used in determining the Canadian Prime Rate promptly following the public announcement of such change. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Citibank’s base rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Eurodollar Rate Loans.

2.03 Prepayments.

(a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 1:00 P.M. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans denominated in US Dollars, and (B) on the date of prepayment of Base Rate Loans, Canadian Prime Rate Loans or Swing Line Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a minimum principal amount of US$5,000,000 or a whole multiple of US$1,000,000 in excess thereof; (iii) any prepayment of Base Rate Loans shall be in a principal amount of US$5,000,000 or a whole multiple of US$1,000,000 in excess thereof; (iv) any prepayment of Canadian Prime Rate Loans shall be in a principal amount of CN$5,000,000 or a whole multiple of CN$1,000,000 in excess thereof and (v) any prepayment of Swing Line Loans shall be in a principal amount of CN$1,000,000 or a whole multiple of CN$100,000 in excess thereof or US$1,000,000 or a whole multiple of US$100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s Facility Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied in accordance with each Applicable Lender’s respective Facility Pro Rata Share.

(b) If the Administrative Agent notifies the Borrower at any time that the Total Amounts Outstanding at such time exceeds 102% of the Aggregate Revolving Credit Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay the Loans in an aggregate amount sufficient to reduce such Total Amounts Outstanding as of such date of payment to an amount not to exceed 100% of the

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Aggregate Revolving Credit Commitments then in effect. Prepayments under this Section 2.03(b) shall be allocated first to Swing Line Loans, and any excess amount shall then be allocated to Revolving Credit Loans comprising part of the same Revolving Credit Borrowing selected by the Borrower, ratably among the Lenders according to their respective Applicable Revolving Credit Percentages.

2.04 Reduction of Commitments.

The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Credit Commitments, or from time to time permanently reduce the Aggregate Revolving Credit Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 A.M. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of CN$5,000,000 or a whole multiple of CN$1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Amounts Outstanding would exceed the Aggregate Revolving Credit Commitments and (iv) if, after giving effect to any reduction of the Aggregate Revolving Credit Commitments, the Swing Line Facility exceeds the amount of the Aggregate Revolving Credit Commitments, the Swing Line Facility shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Credit Commitments. Any reduction of the Aggregate Revolving Credit Commitments shall be applied to the Revolving Credit Commitment of each Lender according to its Applicable Revolving Credit Percentage. All fees accrued until the effective date of any termination of the Aggregate Revolving Credit Commitments shall be paid on the effective date of such termination.

2.05 Repayment of Loans.

(a) Revolving Credit Loans. The Borrower shall repay to the Lenders on the Final Maturity Date the aggregate principal amount of Revolving Credit Loans outstanding on such date.

(b) Swing Line Loans. (i) The Borrower shall repay to the Swing Line Lender on the last day of the applicable Interest Period, the unpaid principal amount of any Swing Line Loan then outstanding on such date.

(ii) In the event that the Borrower does not repay a Swing Line Loan made to it in full on the last day of its Interest Period, on the Business Day immediately following such day, the Borrower shall be deemed to have delivered a Loan Notice for a Revolving Credit Borrowing consisting of, in the case of a Swing Line Loan denominated in Canadian Dollars, Canadian Prime Rate Loans, and in the case of a Swing Line Loan denominated in US Dollars, Base Rate Loans, to be made on such Business Day in Canadian Dollars or US Dollars, as applicable, in the amount (including accrued interest) of such Swing Line Loan and such Revolving Credit Loan shall be made on such Business Day in accordance with Section 2.02(a) (without regard to the minimum amount thereof) and the proceeds thereof applied in repayment of such Swing Line Loan.

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(iii) Section 4.02 shall not apply to any Revolving Credit Loan to which this Section 2.05(b) refers.

(iv) In the circumstances set out in paragraph (ii) above, to the extent that it is not possible to make a Revolving Credit Loan due to the insolvency of the Borrower, the Lenders will indemnify (pro-rata according to their Applicable Revolving Credit Percentages) the Swing Line Lender for any loss that they incur as a result of the relevant Swing Line Borrowing.

2.06 Interest.

(a) Subject to the provisions of subsection (c) below: (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate;

(ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate; and.

(iii) each Canadian Prime Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Prime Rate.

(b) Subject to the provisions of subsection (c) below, each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at (i) if the Borrower and the Swing Line Lender in its sole discretion agree to a rate per annum, such rate so agreed between the Borrower and the Swing Line Lender or (ii) a rate per annum equal to, for Swing Line Loans denominated in US Dollars, the Base Rate or, for Swing Line Loans denominated in Canadian Dollars, the Canadian Prime Rate.

(c) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

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(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees.

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender, a commitment fee in US Dollars equal to the product of (i) the Commitment Fee Rate times (ii) the actual daily amount of the unused Revolving Credit Commitments of such Lender (notwithstanding anything to the contrary, for purposes of this Section only, it is understood that outstanding Swing Line Loans shall constitute usage of the Revolving Credit Commitments). The commitment fee shall accrue at all times during the Availability Period (and thereafter so long as any Loans remain outstanding), including at any time during which one or more of the conditions in Article VI is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Final Maturity Date (and, if applicable, thereafter on demand). The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Commitment Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Commitment Fee Rate separately for each period during such quarter that such Commitment Fee Rate was in effect.

(b) Utilization Fee. Subject to the following sentence, the Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Revolving Credit Percentage, a utilization fee (the “Utilization Fee”) in US Dollars equal to the product of (i) the Utilization Fee Rate times (ii) the actual daily amount of the Total Amounts Outstanding. The Utilization Fee shall accrue at all times during the Availability Period (and thereafter so long as any Loans remain outstanding) when the Total Amounts Outstanding are greater than or equal to 50% of the Aggregate Revolving Credit Commitments, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Final Maturity Date (and, if applicable, thereafter on demand). The Utilization Fee shall be calculated quarterly in arrears.

(c) Other Fees.

(i) The Borrower shall pay to each Arranger (in its capacity as an Arranger) and the Administrative Agent (in its capacity as Administrative Agent) for their own respective accounts, in US Dollars, fees in the amounts and at the times specified in the Fee Letters.

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(ii) The Borrower shall pay to the Lenders, in US Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.08 Computation of Interest and Fees.

(a) All computations of (a) interest for (i) Base Rate Loans except when the Base Rate is determined by reference to the Federal Funds Rate and (ii) Canadian Prime Rate Loans and (b) Acceptance Fees shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a year of 360 days and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day or 366-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. For the purposes of the Interest Act (Canada), whenever any interest is calculated on the basis of a period of time other than a year of 365 or 366 days, as applicable, the annual rate of interest to which each rate of interest utilized pursuant to such calculation is equivalent is such rate so utilized multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days used in such calculation. Notwithstanding any provision herein to the contrary, in no event will the aggregate “interest” (as defined in section 347 of the Criminal Code (Canada)) payable by the Borrower under this Agreement exceed the maximum effective annual rate of interest on the “credit advanced” (as defined in that section 347) permitted under that section and, if any payment, collection or demand pursuant to this Agreement in respect of “interest” (as defined in that section 347) is determined to be contrary to the provisions of such section 347, such payment, collection or demand will be deemed to have been made by mutual mistake of the Borrower, the Administrative Agent and the applicable Lender and the amount of such payment or collection will be refunded to the Borrower. For purposes of determining compliance with such section 347, the effective annual rate of interest will be determined in accordance with generally accepted actuarial practices and principles over the term of this Agreement and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent will be prima facie evidence for purposes of such determination. Interest payable hereunder shall, both before and after any Default, be calculated (and compounded) when payable with the same frequency as the applicable Interest Payment Dates. For the purposes of the Interest Act (Canada), the principle of deemed reinvestment of interest will not apply to any interest calculation under the Loan Documents, and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) Each determination by the Administrative Agent of interest and fees payable by the Borrower hereunder, in the absence of manifest error, shall be conclusive and binding upon all parties hereto.

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2.09 Evidence of Debt.

(a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b) Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

2.10 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to payments of principal and interest on Loans denominated in US Dollars, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Canadian Dollars and in Same Day Funds not later than 2:00 P.M. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in US Dollars shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in US Dollars and in Same Day Funds not later than 2:00 PM on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in Toronto. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in US Dollars, the Borrower shall make such payment in Canadian Dollars in the Canadian Dollar Equivalent of US Dollar payment amount. The Administrative Agent will promptly distribute to each applicable Lender its Pro Rata Share or other applicable share as provided herein, of such payment in like funds as received by wire transfer to such Lender at such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 P.M. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to (x) in the case of any

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Borrowing of a Eurodollar Rate Loan or a Bankers’ Acceptance, the proposed date of such Borrowing or (y) in the case of any Borrowing of a Base Rate Loan, a Canadian Prime Rate Loan or, to the extent it is neither a Base Rate Loan nor a Canadian Prime Rate Loan, a Swing Line Loan, the proposed time of such Borrowing, in each case that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the Borrower, the interest rate applicable at the time to Loans comprising such Borrowing. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time on which any payment is due to the Administrative Agent for the account of the applicable Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return to such Lender such funds (in like funds as received from such Lender) with interest thereon, for each day from and including the date such funds are distributed to the Administrative Agent by such Lender to but excluding the date such funds are so returned to such Lender, at the Overnight Rate; provided, however, that, if such funds are so returned to such Lender by the Administrative Agent on the same day such funds are distributed to the Administrative Agent by such Lender, then such funds shall not bear interest.

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(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Revolving Credit Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Revolving Credit Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Credit Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with their respective Facility Pro Rata Shares, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.12 Bankers’ Acceptances

(a) Acceptance Commitment. The Borrower may issue Bankers’ Acceptances denominated in Canadian Dollars, for purchase by the Lenders hereunder, in each case in accordance with the provisions of this Section 2.12; provided that, immediately after each such Bankers’ Acceptance is issued by the Borrower and purchased by the applicable Lender, such Lender’s Outstanding Amounts shall not exceed the amount of such Lender’s Commitment;

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provided further that, during the period from the Closing Date through January 31, 2006, there shall not be more than 3 Bankers’ Acceptances with an original term of less than 30 days issued by the Borrower and not yet matured at any one time.

(b) Procedures. (i) The Borrower shall notify the Administrative Agent of any Borrowing by way of Bankers’ Acceptances in accordance with Section 2.02.

(ii) To facilitate availment of the Borrowings by way of Bankers’ Acceptances, the Borrower hereby appoints each Lender as its attorney to sign and endorse on its behalf (for the purpose of acceptance and purchase of Bankers’ Acceptances pursuant to this Agreement), in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Lender, blank forms of Bankers’ Acceptances. In this respect, it is each Lender’s responsibility to maintain an adequate supply of blank forms of Bankers’ Acceptances for acceptance under this Agreement. The Borrower recognizes and agrees that all Bankers’ Acceptances signed and/or endorsed on its behalf by a Lender shall bind the Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Borrower. Each Lender is hereby authorized (for the purpose of acceptance and purchase of Bankers’ Acceptances pursuant to this Agreement) to issue such Bankers’ Acceptances endorsed in blank in such face amounts as may be determined by such Lender; provided that the aggregate amount thereof is equal to the aggregate amount of Bankers’ Acceptances required to be accepted and purchased by such Lender. On request by the Borrower, a Lender shall cancel all forms of Bankers’ Acceptances which have been pre-signed or pre-endorsed by or on behalf of the Borrower and which are held by such Lender and have not yet been issued in accordance herewith. Each Lender further agrees to retain such records in the manner and/or the statutory periods provided in the various Canadian provincial or federal statutes and regulations which apply to such Lender. Each Lender shall maintain a record with respect to Bankers’ Acceptances held by it in blank hereunder, voided by it for any reason, accepted and purchased by it hereunder, and cancelled at their respective maturities. Each Lender agrees to provide such records to the Borrower at the Borrower’s expense upon request.

(iii) Bankers’ Acceptances shall be signed by a duly authorized officer or officers of the Borrower or by its attorneys, including its attorneys appointed pursuant to Section 2.12 above. Notwithstanding that any person whose signature appears on any Bankers’ Acceptance as a signatory for the Borrower may no longer be an authorized signatory for the Borrower at the date of issuance of a Bankers’ Acceptance, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance, and any such Bankers’ Acceptance so signed shall be binding on the Borrower.

(iv) Promptly following receipt of a Loan Notice or Notice of Rollover/Conversion in respect of Bankers’ Acceptances the Administrative Agent shall advise each Lender of the aggregate face amount of Bankers’ Acceptances to be accepted by it, the terms thereof, and the BA Discount Proceeds in respect thereof. The aggregate face amount of Bankers’ Acceptances to be accepted by a Lender in respect of any Borrowing by way of Bankers’ Acceptances shall be equal to such Lender’s ratable share of the aggregate face amount of all Bankers’ Acceptances to be accepted pursuant to such Borrowing, except that if the face amount of a Bankers’ Acceptance which would otherwise be accepted by a Lender would not be

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CN$100,000 or a larger multiple thereof, such face amount shall be increased or reduced by the Administrative Agent in its discretion to the nearest multiple of CN$100,000.

(v) Each Bankers’ Acceptance to be accepted by a Lender shall be accepted at its Applicable Lending Office.

(vi) On the date of each issuance of Bankers’ Acceptances in accordance with this Section 2.12, each Lender shall purchase from the Borrower each Bankers’ Acceptance accepted by it for a purchase price equal to the applicable BA Discount Proceeds determined on the basis of the Applicable BA Discount Rate, and (except to the extent such BA Discount Proceeds are being applied to repay maturing Bankers’ Acceptances in accordance with Section 2.12(b)(ix)) shall remit to the Administrative Agent in accordance with Section 2.02(b) the BA Discount Proceeds so determined less the Acceptance Fee payable by the Borrower to such Lender under Section 2.12(d) in respect of such Bankers’ Acceptances.

(vii) Each Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it (it being understood that no holder thereof shall have any rights or obligations hereunder or under any of the other Loan Documents (other than its Bankers’ Acceptances) unless any such holder is a Lender.

(viii) The Borrower waives presentment for payment and any other defense to payment of any amounts then due to a Lender in respect of a Bankers’ Acceptance accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such Bankers’ Acceptance being held, at the maturity thereof, by such Lender in its own right, and the Borrower agrees not to claim any days of grace if such Lender as holder sues the Borrower on the Bankers’ Acceptances for payment of the amount payable by the Borrower thereunder.

(ix) At or before 9:30 A.M. two Business Days before the BA Maturity Date of any Bankers’ Acceptances, the Borrower shall give to the Administrative Agent notice (a “Notice of Rollover/Conversion”) specifying either that (A) the Borrower intends to repay the maturing Bankers’ Acceptances on the applicable BA Maturity Date, (B) that the Borrower intends to issue new Bankers’ Acceptances on the applicable BA Maturity Date to provide for the payment of the maturing Bankers’ Acceptances or (C) the Borrower intends to have all or a portion of the face amount of the maturing Bankers’ Acceptances converted to a Canadian Prime Rate Loan (provided that in the case of a conversion of a portion only of the face amount of such maturing Bankers’ Acceptances, the remaining face amount, if any, of such Bankers’ Acceptances shall not be less than the minimum face amount set forth in Section 2.02(a)(ii)) by giving a Loan Notice in accordance with Section 2.02. If the Borrower fails to provide such notice to the Administrative Agent or fails to repay the maturing Bankers’ Acceptances on the applicable BA Maturity Date, such failure shall be deemed a Notice of Rollover/Conversion for the issuance of new Bankers’ Acceptances to provide for the payment of such maturing Bankers’ Acceptances and such new Bankers’ Acceptances shall have a BA Maturity Date that is thirty days after the date of issuance thereof. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing on the applicable BA Maturity Date of such maturing Bankers’ Acceptances, the Borrower’s obligations in respect of the maturing Bankers’ Acceptances shall be deemed to have been converted on the BA Maturity Date thereof into a Canadian Prime Rate

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Loan in a principal amount equal to the full face amount of the maturing Bankers’ Acceptance. On the BA Maturity Date of any Bankers’ Acceptance being repaid by means of the issuance of new Bankers’ Acceptances pursuant to this clause (ix) the Borrower shall pay to the Administrative Agent for the account of the applicable Lender an amount equal to the sum of (A) the Acceptance Fee payable in respect of such newly issued Bankers’ Acceptance and (B) the excess of the face amount of such maturing Bankers’ Acceptance over the BA Discount Proceeds in respect of such newly issued Bankers’ Acceptance.

(c) Maturity. Each Bankers’ Acceptance shall mature, and the face amount thereof shall be due and payable, on the BA Maturity Date specified in such Bankers’ Acceptance. Any overdue amount of any Bankers’ Acceptance shall bear interest, payable on demand, at the Default Rate. Any payment of a maturing Bankers’ Acceptance shall be made as provided in Section 2.10 (notwithstanding that any Lender or any other Person may be the holder thereof at maturity) and any such payment shall satisfy the Borrower’s obligations under the maturing Bankers’ Acceptance to which it relates, and the Lender accepting and purchasing the applicable Bankers’ Acceptance shall thereafter be solely responsible for the payment of such Bankers’ Acceptance.

(d) Acceptance Fee. An Acceptance Fee shall be payable by the Borrower to each Lender in advance (in the manner specified under this Agreement) upon the issuance of a Bankers’ Acceptance to be accepted by such Lender, or upon the purchase of an Acceptance Note by such Lender, calculated at the rate per annum equal to the Applicable Rate, such Acceptance Fee to be calculated on the face amount of such Bankers’ Acceptance or Acceptance Note, as the case may be, and to be computed on the basis of the number of days in the term of such Bankers’ Acceptance or Acceptance Note, as the case may be.

(e) Collateralization of Bankers’ Acceptances. Bankers’ Acceptances may not be prepaid. The Borrower may, however, at its option, exercisable upon not less than one Business Day’s notice to the Administrative Agent, elect to deposit with the Administrative Agent Canadian Dollars in same-day funds to be held by the Administrative Agent, pursuant to collateral arrangements satisfactory to the Administrative Agent, for application to the payment of any Borrowing of Bankers’ Acceptances designated by the Borrower in such notice. If such a deposit is made, then such Bankers’ Acceptances shall be deemed no longer outstanding for purposes of this Agreement; provided that the amount of such deposit shall be not less than the full face amount of such Borrowing of Bankers’ Acceptances. Furthermore, in the event the maturity of the Loans is accelerated pursuant to Section 8.02, the Borrower so shall cash collateralize all outstanding Banker’s Acceptances.

(f) Acceptance Notes. (i) It is understood that from time to time certain Schedule II Banks and Schedule III Banks may not be authorized to or may, as a matter of general corporate policy, elect not to accept Bankers’ Acceptances (each, an “Acceptance Note Lender”); accordingly, any Acceptance Note Lender may instead purchase Acceptance Notes of the Borrower in accordance with the provisions of Section 2.12(b) in lieu of accepting and purchasing Bankers’ Acceptances for its account.

(ii) In connection with any request by the Borrower for the creation of Bankers’ Acceptances, the Borrower shall deliver to each Acceptance Note Lender non-interest

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bearing promissory notes (each, an “Acceptance Note”) of the Borrower, substantially in the form of Exhibit G, having the same maturity as the Bankers’ Acceptances to be created and in an aggregate principal amount equal to the face amount of the Bankers’ Acceptances that would otherwise have been required to be accepted by such Acceptance Note Lender. Each Acceptance Note Lender hereby agrees to purchase Acceptance Notes from the Borrower at the Applicable BA Discount Rate which would have been applicable if a Bankers’ Acceptance had been accepted by it, and such Acceptance Notes shall be governed by the provisions of this Section 2.12 as if they were Bankers’ Acceptances.

(g) Depository Bills and Notes Act. At the option of any Lender, Bankers’ Acceptances under this Agreement to be accepted and purchased by such Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada). All depository bills so issued shall be governed by the provisions of this Section 2.12.

(h) Circumstances Making Bankers’ Acceptances Unavailable. If the Administrative Agent or the Required Lenders determine in good faith, which determination shall be final, conclusive and binding upon the Borrower, and the Administrative Agent notifies the Borrower that, by reason of circumstances affecting the money market there is no market for Bankers’ Acceptances or the demand for Bankers’ Acceptances is insufficient to allow the sale or trading of the Bankers’ Acceptances created hereunder, then:

(i) the right of the Borrower to request the acceptance and purchase of Bankers’ Acceptances shall be suspended until the Administrative Agent or the Required Lenders determine that the circumstances causing such suspension no longer exist and the Administrative Agent so notifies the Borrower; and

(ii) any Notice or Borrowing or Notice of Rollover/Conversion in respect of Bankers’ Acceptances which are outstanding shall be cancelled and such notice shall (at the option of the Borrower) be deemed to be a request for a Borrowing of or conversion to Canadian Prime Rate Loans in principal amount equal to the BA Discount Proceeds that would have been payable in respect of the requested Bankers’ Acceptances.

The Administrative Agent shall promptly notify the Borrower of the suspension of the Borrower’s right to request acceptance and purchase of Bankers’ Acceptances and of the termination of any such suspension.

(i) Inconsistencies. In the event of any inconsistency between the provisions of this Section 2.12 and any other provision of Article II or III with respect to Bankers’ Acceptances, the provisions of this Section 2.12 shall prevail.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and

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clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability (together with a reasonable calculation thereof) delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent) (or, if applicable, in the case of a Participant, to the Lender from which the related participation shall have been purchased), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.

Each Lender agrees promptly to deliver to the Administrative Agent or the Borrower, as the Administrative Agent or the Borrower shall reasonably request, on or prior to the date such Lender becomes a party to this Agreement (or, if applicable, in the case of a Participant, on or prior to the date such Participant purchases such participation), such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly

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executed and completed by such Lender as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that the Borrower make any deduction or withholding for taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans in the affected currency or currencies or to convert Base Rate Loans to Eurodollar Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all such Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

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3.03 Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (i) deposits are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurodollar Rate Loan, (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (iii) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans in the affected currency or currencies shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), in each case in an amount that such Lender reasonably deems to be material, then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return

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on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section (together with reasonable calculations thereof) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements. The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits (currently known as “Eurodollar liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which, in each case, shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

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3.05 Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any actual loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

(c) any failure by the Borrower to make payment of any Loan (or interest due thereon) denominated in Canadian Dollars on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

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3.07 Survival.

All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Revolving Credit Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO LOANS

4.01 Conditions of Initial Loan.

The obligation of each Lender to make its initial Loan hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) Agreement. Executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and each Loan Party;

(ii) Notes. Notes executed by the Borrower in favor of each Lender requesting Notes, if such Notes are so requested by such Lender on or before 5:00 P.M. on                     , 2005;

(iii) Board Resolutions; Incumbency Certificates. A certificate of the Secretary or an Assistant Secretary of the Borrower certifying (i) the resolutions of the board of directors of the Borrower approving and authorizing the execution, delivery and performance by the Borrower of each Loan Document to which it is a party, and the transactions contemplated hereby and thereby, (ii) all documents evidencing other necessary corporate action, if any, by the Borrower with respect to each Loan Document to which the Borrower is a party and (iii) the names and true signatures of the duly authorized officers of the Borrower (which signatures may be either original or facsimile signatures) authorized to execute, deliver and perform with respect to each Loan Documents to which the Borrower is party;

(iv) Organization Documents and Good Standing.

(A) The certificate of incorporation of the Borrower as in effect on the Closing Date, certified by the Secretary of State (or similar applicable Governmental Authority) of the jurisdiction of incorporation of the Borrower as of a recent date, and by the Secretary or Assistant Secretary of the Borrower as of the Closing Date;

(B) A certificate of the Secretary or Assistant Secretary of the Borrower attaching copies of the Organization Documents of such Loan Party and

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certifying that such Organization Documents are true, correct, and complete as of the Closing Date; and

(C) A good standing certificate for the Borrower from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation as the case may be, as of a recent date showing that the Borrower is in good standing in such state of incorporation;

(v) Legal Opinions. A favorable opinion of Canadian counsel to the Borrower, addressed to the Administrative Agent and each Lender substantially in the form of Exhibit D-1 hereto;

(vi) Consent Certificates. A certificate of a Responsible Officer of the Borrower stating that, except for the approval of the Borrower’s Board of Directors, no consent, license or approval is required in connection with the execution, delivery and performance by the Borrower, and the validity against to Borrower, of the Loan Documents to which it is a party;

(vii) Closing Certificate. A certificate signed by a Responsible Officer of the Parent Guarantor certifying that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied;

(viii) Guaranty. The guaranty in substantially the form of Exhibit E (the “Guaranty”), duly executed by each Guarantor in counterparts sufficient in number for distribution to the Administrative Agent, each Lender and each Loan Party;

(ix) Other Items. Such other assurances, certificates, documents, consents or opinions as the Administrative Agent or any of the Lenders reasonably may require.

(b) Any fees, costs and expenses (other than those specified in subsection (c) below of this Section 4.01) required to be paid on or before the Closing Date for which invoices have been presented shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoices have been delivered to the Borrower prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

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4.02 Conditions to all Loans.

The obligation of each Lender to honor any Request for Loan (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of (i) the Borrower contained in Article V and (ii) each Loan Party contained in each other Loan Document or in any document furnished pursuant to the terms of this Agreement or any other Loan Document shall be true and correct on and as of the date of such Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (i) and (ii) of Section 8(e) of the Guaranty shall be deemed to refer to the most recent statements furnished pursuant to clauses (a)(i) and (a)(ii), respectively, of Section 9 of the Guaranty.

(b) No Default. No Default shall exist, or would result from such proposed Loan or the application of the proceeds thereof.

(c) Request for Loan. The Administrative Agent shall have received a Request for Loan in accordance with the requirements hereof.

Each Request for Loan (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied on and as of the date of the applicable Loan.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power.

The Borrower:

(a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization;

(b) has all requisite corporate power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own, pledge, mortgage, hold under lease and operate its properties or assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party; and

(c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or assets or the conduct of its business requires such qualification or license;

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except in each case referred to in clause (b)(i) or (c) above in this Section, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention.

The execution, delivery and performance by the Borrower of each Loan Document to which it is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not:

(a) contravene the terms of any of the Borrower’s Organization Documents;

(b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which the Borrower is a party or affecting the Borrower or the properties of the Borrower or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or

(c) violate any Law applicable to the Borrower or to the Borrower’s properties.

The Borrower is in compliance with all Contractual Obligations referred to in clause (b)(i) above in this Section, except to the extent that failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document to which it is a party.

5.04 Binding Effect.

This Agreement has been, and each other Loan Document to which it is a party, when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document to which it is a party when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

ARTICLE VI.

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, so long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (it being understood that any Obligation which survives (i) the termination of the Aggregate Revolving Credit Commitments and (ii) Borrower’s full repayment of all Loans shall

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not require Borrower to fulfill any covenant of this Article VI):

6.01 Preservation of Existence, Etc.

(a) The Borrower will preserve and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in a transaction permitted by Section 7.01.

(b) The Borrower will take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.02 Maintenance of Properties.

The Borrower will maintain and preserve all of its properties in good repair, working order and condition, and from time to time make or cause to be made all necessary and proper repairs, renewals, replacements and improvements so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 6.02 shall prevent the Borrower from discontinuing the maintenance or preservation of any of its properties if such discontinuance is, in the opinion of the Borrower, desirable in the conduct of its business and would not reasonably be expected to have a Material Adverse Effect.

6.03 Maintenance of Insurance.

The Borrower will maintain insurance with financially sound and reputable insurance companies or associations, in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates; provided, however, that the Borrower may self-insure to the extent that the Borrower may in its discretion determine; and provided, further, that the Borrower may maintain insurance on behalf its Subsidiaries.

6.04 Compliance with Laws.

The Borrower will comply in all material respects with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.05 Books and Records.

The Borrower will keep and maintain proper books of record and account, on a consolidated basis for the Borrower and its Subsidiaries.

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6.06 Inspection Rights.

The Borrower will from time to time, during normal business hours upon reasonable notice, or, if a Default or an Event of Default shall have occurred and be continuing, at any time upon notice to any Responsible Officer of the Borrower, permit the Administrative Agent, any Lender and any agent or representative thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower, and to discuss the affairs, finances and accounts of the Borrower with any of its respective Responsible Officers.

6.07 Use of Proceeds.

The Borrower will use the proceeds of the Loans to finance the ongoing working capital and other general corporate purposes of the Borrower and its Subsidiaries not in contravention of any Law applicable to the Borrower or any of such Subsidiaries or to the Borrower’s or any of such Subsidiaries’ business or property or of any Loan Document.

ARTICLE VII.

NEGATIVE COVENANT

The Borrower covenants and agrees that, so long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (it being understood that any Obligation which survives (i) the termination of the Aggregate Revolving Credit Commitments and (ii) Borrower’s full repayment of all Loans shall not require Borrower to fulfill any covenant of this Article VII):

7.01 Fundamental Changes of the Borrower.

The Borrower shall not merge, amalgamate or consolidate with or into, or Dispose (whether in one transaction or in a series of transactions) all or substantially all of its properties or assets, whether now owned or hereafter acquired, to any Person; provided, however, that the Borrower may merge, amalgamate or consolidate with or into any Person (whether or not affiliated with the Parent Guarantor) or Dispose all or substantially all of its assets, to any other Person (whether or not affiliated with the Parent Guarantor) authorized to acquire or operate the same, so long as (a) either (i) in the case of such merger, amalgamation or consolidation, the Borrower is the surviving Person or (ii) if either (A) in the case of such merger, amalgamation or consolidation, if the Borrower is not the surviving Person, or (B) upon any such Disposition, the surviving or transferee Person expressly assumes the due and punctual payment of all Obligations according to their terms and the due and punctual performance and observance of all of the covenants and conditions of this Agreement to be performed by the Borrower pursuant to agreements reasonably satisfactory to the Required Lenders; and (b) after giving effect to such transaction, no Default or Event of Default exists.

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ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.

Any of the following shall constitute an event of default (each, an “Event of Default”):

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan, or (ii) within three Business Days after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) within three Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or comply with any term, covenant or agreement contained in any of Section 6.01, 6.06, or 6.07 or Article VII; or

(c) Other Defaults. The Borrower fails to perform or comply with any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or complied with, and such failure continues unremedied for a period of 30 days after the date upon which written notice thereof shall have been given to the Borrower by the Administrative Agent at the request of the Required Lenders or otherwise; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Loan Document, or in any certificate, document or financial or other statement delivered pursuant to the terms of this Agreement or any other Loan Document shall prove to have been incorrect, untrue or misleading in any material respect when made or deemed made; or

(e) Cross-Default and Cross-Acceleration.

(i) The Borrower fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), after giving effect to any applicable grace period, in respect of any Indebtedness or Guarantee (other than Indebtedness under this Agreement or any other Loan Document) having an aggregate Principal Amount equal to or greater than the Threshold Amount; or

(ii) any default or event of default occurs under the terms applicable to any such Indebtedness or Guarantee and the effect of such default or event of default results in (A) the acceleration of such Indebtedness prior to its stated maturity, (B) such Indebtedness to be demanded or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) prior to its stated maturity, (C) in the case of such Indebtedness representing Swap Obligations, the Swap Termination Values in respect thereof to be due and payable, or (D) such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(f) Insolvency Proceedings, Etc. (i) The Borrower (A) institutes or consents to the institution of any proceeding under any Debtor Relief Law; or (B) makes an assignment for the benefit of creditors; or (C) applies for or consents to the appointment of any receiver, trustee,

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custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Borrower and the appointment continues undischarged or unstayed for 60 calendar days; or (iii) any proceeding under any Debtor Relief Law relating to the Borrower or to all or any material part of its property is instituted without the consent of the Borrower and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Borrower and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Guarantor Event of Default. Any Guarantor Event of Default shall have occurred and be continuing; or

(i) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted under the applicable Loan Document or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person acting for or on behalf of any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(j) Ownership of Borrower. The Parent Guarantor shall cease to own and control, directly or indirectly, 100% of the share capital and voting rights of the Borrower (other than directors’ qualifying shares and other similar ownership requirements in foreign jurisdictions) on a fully diluted basis.

8.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare each of the Commitments and the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated; and

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

provided, however, that upon the occurrence of any Event of Default specified in Section 8.01(f)(i), 8.01(f)(ii) or 8.01(f)(iii) or an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law now or hereafter in effect, each of the Commitments shall automatically terminate, and the unpaid principal amount of all outstanding

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Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender. Notwithstanding anything else provided herein, upon the occurrence and the continuance of an Event of Default, any of the Administrative Agent and the Lenders may exercise any and all remedies available to it under law and equity.

8.03 Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Citibank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

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9.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent Guarantor or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent Guarantor or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default (other than an Event of Default under Section 8.01(a)) unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other

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document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or the Parent Guarantor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (it being understood that the Administrative Agent shall remain the Administrative Agent for such thirty day period or, for such shorter period in the event that a successor has been so appointed within

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such thirty day period), then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Book Managers, Arrangers or Co-Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of

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whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Releases of Borrower Guarantor.

(a) The Lenders hereby authorize and direct the Administrative Agent to release any Borrower Guarantor from its obligations under the Guaranty in connection with the following circumstance to the extent such transaction complies with Section 10(e) of the Guaranty and so long as no Default or Event of Default exists at the time of such release: such Borrower Guarantor makes any dividend or distribution payable in, or contributes, transfers or otherwise disposes of all or substantially all of such Borrower Guarantor’s assets to any of the following, so long as no material consideration is or is to be received by such Borrower Guarantor in connection therewith: (A) the Parent Guarantor; (B) any other existing Borrower Guarantor; or (C) any Subsidiary of the Parent Guarantor that is not an existing Borrower Guarantor, provided that the requirements set forth in Section 10(e)(i)(D) of the Guaranty shall have been satisfied in all respects with respect to such transferee Subsidiary.

(b) Upon delivery by the Parent Guarantor or the Borrower to the Administrative Agent of an officer’s certificate of a Responsible Officer and an opinion of counsel (which may be an employee of the Parent Guarantor or the Borrower who is in-house counsel) to the effect that one of the events described in Section 9.10(a) has occurred in accordance with the provisions of this Agreement, the Administrative Agent will execute and deliver to the Parent

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Guarantor and the Borrower any document reasonably required in order to evidence the release of the applicable Borrower Guarantor from its obligations under the Guaranty.

(c) Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Borrower Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitments of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, subject, however, to Section 1.03(b); provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e) change Section 2.11 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section or the definition of “Required Lenders”, “Applicable Percentage”, “Facility Pro Rata Share”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

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(g) release any of the Guarantors from the Guaranty without the written consent of each Lender, except as permitted by Section 9.10;

and, provided further, that:

(i) no amendment, waiver or consent shall, unless in writing and signed by each Swing Line Lender directly affected thereby in addition to the Lenders required above, affect the rights or duties of such Swing Line Lender under this Agreement;

(ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and

(iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitments of such Lender may not be increased or extended or any principal of any Loans, any interest thereon or other amounts due such Lender may not be reduced, in each case without the consent of such Lender.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and

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Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. The Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

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10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with any amendments, modifications or waivers of the provisions hereof or of the other Loan Documents and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) result from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Facility Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent)

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in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Revolving Credit Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent

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and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that:

(i) with respect to any assignment of any Commitment and/or Loans, except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than CN$5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; and

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of CN$3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04,

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3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver the applicable Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Lender at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section, provided such Participant agrees to be subject to Sections 3.01(f) and 10.13 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e) Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the

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participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.07 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations under this Agreement, (g) with the prior written consent of a Responsible Officer of the Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower, Parent Guarantor or any Subsidiary thereof, or any of their respective businesses,

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other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Parent Guarantor or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.08 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the overdue obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the

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subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant to the terms of this Agreement or any other Loan Document shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders.

If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05)

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from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES FOR THE SOUTHERN DISTRICT COURT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. THE BORROWER HEREBY AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING BROUGHT IN THE ANY SUCH NEW YORK STATE COURT OR IN SUCH FEDERAL COURT MAY BE MADE UPON THE PARENT GUARANTOR AT ITS ADDRESS SPECIFIED IN SECTION 14 OF THE GUARANTY AND THE BORROWER HEREBY IRREVOCABLY APPOINTS THE PARENT GUARANTOR ITS AUTHORIZED AGENT TO ACCEPT SUCH SERVICE OF PROCESS, AND AGREES THAT THE FAILURE OF THE PARENT GUARANTOR TO GIVE ANY NOTICE OF ANY SUCH SERVICE SHALL NOT IMPAIR OR AFFECT THE VALIDITY OF SUCH SERVICE OR OF ANY JUDGMENT RENDERED IN ANY ACTION OR PROCEEDING BASED THEREON. THE BORROWER HEREBY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING IN SUCH COURTS BY THE MAILING THEREOF BY ANY PARTIES

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HERETO BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SPECIFIED PURSUANT TO SECTION 10.02 HEREOF.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 USA PATRIOT Act Notice.

Each of the Lenders that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Act.

Georgia-Pacific Canada, Consumer Products, Inc.

10.17 Judgment Currency

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with its normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or other Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

10.18 Representations and Warranties of Each Lender

Lender represents and warrants to Borrower that it is either (i) not a non-resident of Canada within the meaning of the Income Tax Act (Canada), or (ii) an “authorized foreign bank” that is entering into this Agreement and receiving all amounts payable hereunder in respect of its “Canadian banking business” as both terms are defined for the purposes of the Income Tax Act (Canada). Lender agrees that it will not transfer any of its rights under this Agreement to another Lending Office if as a result such lender could no longer make the warranty in the preceding sentence.

[SIGNATURE PAGES FOLLOW]

Georgia-Pacific Canada, Consumer Products, Inc.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

GEORGIA-PACIFIC CANADA, CONSUMER PRODUCTS, INC., as Borrower

By:	/s/ Tyler L. Woolson
Name: Tyler L. Woolson
Title: Senior Vice President, Strategy and Finance and Treasurer

Georgia-Pacific Canada, Consumer Products, Inc.

Citibank, N.A., Canadian branch, as a Lender

By:	/s/ Niyousha Zarinpour
Name: Niyousha Zarinpour
Title: Authorized Signer

Georgia-Pacific Canada, Consumer Products, Inc.

BANK OF AMERICA, N.A. (Canada branch) as a Lender

By:	/s/ Medina Sales de Andrade
Name: Medina Sales de Andrade
Title: Assistant Vice President

Georgia-Pacific Canada, Consumer Products, Inc.

BNP Paribas (Canada) as a Lender

By:	/s/ Colin Dickinson
Name: Colin Dickinson
Title: Vice President Corporate Banking

BNP Paribas (Canada) as a Lender

By:	/s/ Don R. Lee
Name: Don R. Lee
Title: Managing Director Corporate Banking

Georgia-Pacific Canada, Consumer Products, Inc.

The Bank of Nova Scotia, as a Lender and as Swing Line Leader

By:	/s/ Byron Kwan
Name: Byron Kwan
Title: Director

By:	/s/ Voula Karidis
Name: Voula Karidis
Title: Associate Director

Georgia-Pacific Canada, Consumer Products, Inc.

Bank of Tokyo-Mitsubishi (Canada)

By:	/s/ Ian MacNeil
Name: Ian MacNeil
Title: Assistant Vice President

Georgia-Pacific Canada, Consumer Products, Inc.

Goldman Sachs Canada Credit Partners, as a Lender and as Swing Line Leader

By:	/s/ Walter A. Jackson
Name: Walter A. Jackson
Title:

Georgia-Pacific Canada, Consumer Products, Inc.

JPMorgan Chase Bank, N.A., Toronto Branch, as a Lender

By:	/s/ Christine Chan
Name: Christine Chan
Title: Vice President

Georgia-Pacific Canada, Consumer Products, Inc.

Sumitomo Mitsui Banking Corporation of Canada, as a Lender

By:	/s/ Elwood Langley
Name: Elwood Langley
Title: Vice-President

Georgia-Pacific Canada, Consumer Products, Inc.

Congress Financial Corporation (Canada), as a Lender

By:	/s/ Carmela Massari
Name: Carmela Massari
Title: First Vice President/Team Leader Congress Financial Corporation (Canada)

Georgia-Pacific Canada, Consumer Products, Inc.